Exhibit 99.2

Transcript of

Thomas Group, Inc. (TGIS)

Second Quarter 2008 Earnings Conference Call

July 24, 2008

Participants

Executives

Frank W. Tilley – Interim Chief Financial Officer and Vice President

Michael E. McGrath - Executive Chairman

Earle Steinberg – President and Chief Executive Officer

Analysts

Matthew Crews - Noble Financial Group

Presentation

Operator

We now have our speakers in conference. Please be aware that each of your lines is in a listen-only mode. At the conclusion of the presentation, we will open the floor for questions. At that time, instructions will be given if you’d like to ask a question. I would now like to turn the conference over to Mr. Frank Tilley.  Mr. Tilley, you can begin.

Frank W. Tilley – Thomas Group, Inc. – Interim Chief Financial Officer and Vice President

Good morning. This is Frank Tilley, Interim CFO and Vice President of Thomas Group.  Welcome to the second quarter 2008 earnings conference call for Thomas Group of Irving, Texas.  Representing Thomas Group today are Mike McGrath, Executive Chairman, Earle Steinberg, President and Chief Executive Officer, and myself. Thank you for your interest in Thomas Group today.

Following management’s comments there will be a question-and-answer session. Thomas Group’s second quarter 2008 earnings announcement was released earlier today.  If you did not receive this release, please call our offices at 1-800-826-2057, dial extension 4438 and we will fax or e-mail you a copy of the release.  That number again is 800-826-2057, extension 4438.

Before we begin management’s comments, let me remind you that while Thomas Group does not provide projections, management may discus forward-looking information.  Any statements in this discussion that are not strictly historical statements about our beliefs and expectations are forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995.

These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements, including general economic and business conditions that may impact clients and the Company’s revenues, timing and the awarding of customer contracts, revenue recognition, competition and cost factors as well as other factors detailed from time to time in the Company’s filings with the SEC, including the

Company’s Form 10-K for the year ended December 31, 2007. These forward-looking statements may be identified by words such as “anticipate”, “expect”, “suggests”, “plan”, “believe”, “intend”, “estimates”, “targets”, “projects”, “could”, “should”, “may”, “would”, “continue”, “forecast”, and other similar expressions.  These forward-looking statements speak only as to the date of this discussion.  Except as required by law, the Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to the forward-looking statements contained in this discussion to reflect any change in the Company’s expectations with regard to such statements or any change of events, conditions or circumstances upon which any such statement is based.

At this time, I would like to introduce Mike McGrath, Executive Chairman.  Mike.

Michael E. McGrath – Thomas Group, Inc. – Executive Chairman

Thank you Frank.  Good morning everyone and thank you for joining us on today’s call.  As you know, from our call last quarter and in our press releases, the second quarter of 2008 has been one of many changes for Thomas Group.  I want to spend a few minutes bringing you up to date on some of those changes and Frank will review the results in more detail, following that Earle will review his plans for the Company and our progress to date.

As you know, I joined Thomas Group as its new Executive Chairman on February 19th and Earle Steinberg joined us on March 10th as President and CEO.  Frank joined us as Interim CFO in mid-April.  Thus this quarter represents the first full quarter for us at Thomas Group.

As we discussed last time, our commitment is to build a strong, successful and growing consulting firm on the foundation of the excellent reputation that Thomas Group has built over the last 30 years by delivering great results to its clients.  Some of what I will say and some of what Earle will say today will be very similar to what we said last quarter.

We have begun this journey but it will take a while to reach a point where we can focus on longer-term issues. For now we are concentrating our efforts on returning to profitability as soon as possible.  While, as you will hear we’ve made a number of efforts in this direction, we still have some ways to go to achieve this interim goal before we can focus on longer term growth strategies for the company. If you have followed us for any time you know that earlier this year we lost our bid for major contracts that represented a substantial part of our revenue over the last few years and approximately 85% of our revenue for 2007. In response to the loss of that contract bid we acted to cut costs through a reduction in our work force. We undertook this substantial reduction with an eye toward preserving the future potential of Thomas Group. In other words we’ve got consultants on the payroll that are not currently engaged on client contracts. We felt this was necessary to give us the capability to respond quickly to new contract opportunities and to enable us to achieve profitable operations in the shortest possible time.

We remain absolutely committed to serving both our current and future clients with the high quality of consulting that they have come to expect from us. As Earle discussed in the last earnings call, we have utilized these consultants to develop new product offerings and have invested in additional training for them to utilize new tools to better serve our clients in the future.  Earle will discuss this further.

As you know, we also eliminated our dividend for Q1 and beyond to preserve working capital for this period. We remain comfortable that our financial resources should be sufficient to carry us through this transition. In fact, we have continued to repurchase stock on the Rule 10b5-1 plan that started on April 7th.

In a few minutes Earle will discuss his plans in progress in rebuilding Thomas Group.  We’ve put in place an aggressive plan to rebuild the Company.  Until this plan achieves sufficient results, the Company does not expect to profitable.  At this point we still cannot predict when we will return to profitability since this will depend on our ability to attract new clients and renewable business.

We see early signs of progress but we still have some distance to go on our journey to achieve profitability.  Rebuilding our book of business and returning to profitability is a challenge, but your new management team is up to that challenge.  We are enthusiastic about Thomas Group and its prospects for the future.  We have terrific resultants.  We have world-class services.  We have an excellent reputation with our clients for getting them real results.  We have good liquidity and a strong cash position, and we have a new, experienced leadership team to leverage all of this into a great company.

As I said in the last call, I am excited that we were able to recruit Earle Steinberg as our new CEO.  He has the reputation, experience, and qualities to lead Thomas Group now and into the future.  After a full quarter of working with him, I am even more convinced of the quality of his leadership.  After Frank discusses the financial results Earle will address our progress in rebuilding the new Thomas Group.  So, let me turn the discussion over to Frank first.

Frank W. Tilley – Thomas Group, Inc. – Interim Chief Financial Officer and Vice President

Thank you Mike. Revenue for the second quarter of 2008 was $5.4 million compared to $14.0 million in the second quarter of 2007. Consulting revenue from US government clients, represented by our Air Force and Army/Navy practices was $2.3 million or 45% of revenue in the second quarter of 2008 compared to $12.8 million or 92% of revenue in the second quarter of 2007. Consulting revenue from commercial clients represented by our Aerospace and Defense, Healthcare, Industrial, and Transportation and Logistics practices was $2.6 million or 46% of revenue in the second quarter of 2008 compared to $1.0 million or 7% of revenue in the second quarter of 2007. Reimbursement of expenses was $0.5 million or 9% of revenue in the second quarter of 2008 compared to $0.2 million or 1% of revenue in the second quarter of 2007.

Gross profit margins for the second quarter of 2008 were 37% compared to 51% in the second quarter of 2007. The drop in quarterly gross margins is related to the significant slowdown of our government programs in the second quarter of 2008 and to lower utilization rates of the Company’s resultants.

Net loss for the second quarter of 2008 was $1.9 million or a negative $0.17 per diluted share on revenues of $5.4 million compared to net income of $1.9 million or 17% per diluted share in net income on revenues of $14.0 million in the second quarter of 2007.

For the first six months of 2008, cash balances increased $2.4 million as compared to $1.6 million increase in cash in the first six months of 2007. For the first half of 2008 net cash provided by operating activities was $4.3 million compared to $4.9 million for the first half of 2007. This decrease is primarily due to the decrease in accrued liabilities for dividends payable since dividends were eliminated for 2008 offset by the increased collection of our accounts receivable as compared to the prior year.

Capital expenditures for the first six months of 2008 was $89,000 compared to $831,000 in the first six months of 2007.  At June 30, 2008 cash balances were $14.4 million and although we have not utilized our $5.5 million line of credit since June of 2005 we continue to have availability under this facility.  At the present time we feel our working capital will be sufficient to fund our operations through this downturn.

At June 30, 2008 the cash balance for fully diluted share was $1.30 and the current ratio at quarter end was $9.0.  As you know in March 6, 2008 we announced that the Board of Directors had reaffirmed the Company’s previously existing stock purchase program and authorized the repurchase of shares of Thomas Group common stock under that program.  At that time a total of 505,450 shares representing approximately 5% of the Company’s shares outstanding remained subject to repurchase under that program. On that date we entered into the Rule 10b5-1 purchase plan to establish a systematic program authorizing a stockbroker to execute repurchases at the broker’s discretion in accordance with the terms of the plan. After a waiting period specified in the Rule 10b5-1 plan repurchases commenced on April 7, 2008. As of June 30, 2008, 164,891 shares had been repurchased under the plan at an average market price of $2.63 per share, including commissions and fees.  We continue to repurchase shares under this plan as of this day.

Now, I will turn the call over to Earle, who will discuss the future plans for the new Thomas Group.  Earle.

Earle Steinberg – Thomas Group, Inc. – President and Chief Executive Officer

Thank you Frank and good morning.  Having now completed my first 100 days with our firm, I can reaffirm to you how excited I am about the opportunity before Thomas Group and look forward to the challenge of leading change and growth for the Company into the future.

As Mike discussed, we have acted aggressively towards the challenges that we have encountered since joining the Company and we have begun the process of building the new Thomas Group.  We said in our last call that quarter 2 and even quarter 3 of this year would be very difficult. Quarter 2 certainly was. We hope that in quarter 3 we will begin to see more positive results of our efforts to date but we are still in the process of turning the ship in its new direction.

Historically, our firm has experienced periodic ups and downs that may have been disconcerting to our stockholders.  Much of this has been driven by excess concentration of our work in a few relationships or by providing a relatively narrow range of services to our clients. This lack of diversity in our client base and value proposition has virtually ensured that after completion of a large contract we have been faced with rebuilding our business again.  This is precisely the problem I believe we faced when I came on board.  While we reduced our workforce to deal with immediate pressures we also restructured our Company to address this problem.

As we discussed in our last call, we are now organized into six distinct practices based on our capability, history and deep industry knowledge. These practices are Aerospace and Defense suppliers, Air Force, Army/Navy, Healthcare, Transportation and Logistics, and Industrial.  We feel that we have special expertise in each of these areas today.  In the future we may create additional practices as we grow our expertise or as we see strong market demand.  Each of these teams now has a practice leader charged with the responsibility for his line of business with both authority to manage it as well as accountability for results.

By focusing our efforts on a broader base we expect to build a strong foundation for future growth without the excess concentration that has negatively affected our business in the past.  In the last two months we have begun rebuilding our pipeline in each of these six practice areas.  We will continue to leverage our Process Value Management expertise and have also begun to introduce new client value propositions from Mike’s and my past consulting experience to provide enhanced opportunities to create value for our clients in all of our practice areas.

The new offerings to facilitate improvements for our clients include (1) OpTTmizeTM which focuses on improving time to market and reducing costs in our client’s new product development efforts.  (2)  Asset Productivity which focuses on preserving capital while reducing fixed costs of the business at the same time reducing operating costs and improving throughput. (3)  Maintenance Effectiveness which is designed to improve productivity at reduced costs of large-scale maintenance operations.  (4)  Sales and Operations Planning which is designed to improve the productivity of a business through coordination of the sales and production operations to achieve enhanced strategic shareholder value.  (5)  Strategic Procurement, which is designed to improve the procurement process, reduce costs, and improve shareholder value, and (6) Lien and Six Sigma productivity tools. The use of these tools is designed to implement sustainable strategic improvements in operations.

We have begun to rollout new marketing and sales campaigns to introduce each of these to our clients and prospective clients. During the quarter we have also introduced new sales and business development processes and tools for use by our teams and our resultants as we sharpen our business development abilities and improve our sales results.

We believe that we have an aggressive but reasonable plan to rebuild Thomas Group and the financial resources to execute it at a pace that will enable long-term success.  We believe that we will be able as we implement our plan to address the issues that have resulted in previous cycles for boom and bust in our Company.

We are creating a new culture at Thomas Group around focused teams that create and deliver increased value for clients in new and innovative ways. We believe that this provides us the opportunity to build on the reputation and past success of Thomas Group while expanding the future opportunities for us in the market. Again, let me say how exciting it is for me to be here.  I look forward to the challenge of rebuilding Thomas Group and to growing it into a successful and prosperous professional services firm.

We have begun a journey, which will take us a while to produce visible results when measured on a quarterly basis, but we believe that we have begun the journey well and that ultimately we will get to the milestones we all want to achieve, a return of profitability and continued sustainable growth beyond that point.  We appreciate your support through this period and look forward to future calls where we can report our progress.

Now, let me turn the call back to our moderator.  Frank.

Frank W. Tilley – Thomas Group, Inc. – Interim Chief Financial Officer and Vice President

Mallory, can you see who would like to ask us a question.

Operator

Yes.  At this time, if you would like to ask a question please press the “*” key followed by the “1” key on your touch-tone phone now.  Questions will be taken in order that they are received.

Again, if you would like to ask a question, please press the “*” key followed by the “1” key on your touch-tone phone now.

Our first question comes from Matthew Crews with the Noble Financial Group.

Matthew Crews –Noble Financial Group

Ah yes, good morning. A couple of questions if I may. First question regarding the government, the Air Force and Army, Navy practice you got $3.3 million. Do you believe this is going to be approximately the bottom of the trough for the business and if the recent delay in passage of the Supplemental (inaudible) Bill had any influence on your business and deferral of business?

Earle Steinberg – Thomas Group, Inc. – President and Chief Executive Officer

We believe we’ve certainly hit the bottom. We don’t know how flat the bottom is or how long it will take us to rebound, but we’ve seen some meaningful progress in our efforts to repopulate our presence in Navy operations. We’ve been successful to some degree in seeking new, smaller contracts with the Navy.  We’ve enriched our contacts with both the Navy and the Air Force and we are making strong efforts to move in a positive direction. We do anticipate and we do forecast and we do project that over the long term we will be able to grow a meaningful portion of our Navy business.

Matthew Crews – Noble Financial Group

Okay, great. Thank you.  Another question is I know that you are focused more on shorter term, just getting the SG&A in line and just getting through this period and being able to grow the pipeline, is there any sense of revenue levels that you think that you are trying to achieve that would allow while the Company to break even given the new levels of marketing that you are spending as a backdrop with the three million operating loss and the 40 million in cash, I know you say that you are not worried in the shorter term, you should have enough liquidity but just trying to gauge the sense of revenue level that we need to see to get you more comfortable that you are going to be able to break even?

Michael E. McGrath – Thomas Group, Inc. – Executive Chairman

It’s pretty much here I think for us to provide a forecast for that but if you look at the financials you can pretty much calculate what the break even revenue number is taking into account that there was in the second quarter financials some cost for the reductions we made in people and severance pay, etc. and the SG&A costs which were disclosed in the release.  So, if you make some of those adjustments you can calculate the kind of approximate number we need to break even. We have, as we said before, maintained enough of our consulting base so that we can return to break even in profitability when we made the cut back in April.

Matthew Crews – Noble Financial Group

Okay, so that I guess one of the questions on our end is just considering the amount of ramp when you get the utilization backup and you pull people off the bench back on the contract, how quickly that will flow to the bottom line versus approaching a more normalized business, which just leads me to my last question which is on the growth margin, I understand that we have kind of…we are bottoming here at 37% potentially versus the stock on the 50% range, on your forward-looking plans is the 50% gross margin more of a targeted type business or has there been a fundamental change in the business that would represent a change to more of a 40% gross margin type business?  Is there any idea of that?

Michael E. McGrath – Thomas Group, Inc. – Executive Chairman

Again, I think it’s…you are talking about the ramp up and that’s obviously the key question, that’s one that we work on everyday, the key thing that we worry about is how fast are we ramping up the business and how fast are we selling the work to ramp up that business.  So, we can’t predict that ramp up though we worry about it all the time.  The question on margins, I think it is going to still remain to be seen how the mix of our business will actually determine the margins as we ramp the business backup again.  We will have a different mix of business than we had in past years so I think we still need to determine that.  Obviously, that is also a key number too that we are managing and we’ve avoided in trying to sell projects at a loss.  We want to continue to maintain a healthy margin so we are not intentionally doing things that prove to be stupid with regard to our margin.  It’s still a little premature for us to predict where those margins will flatten out, but again it’s something that we are obviously managing very, very closely.

Matthew Crews – Noble Financial Group

Okay.  Thank you very much.

Operator

As a reminder, if you would like to ask a question, please press the “*” key followed by the “1” key on your touch-tone phone now.  Speakers, at this time there are no further questions.

Frank W. Tilley – Thomas Group, Inc. – Interim Chief Financial Officer and Vice President

Thank you Mallory.  The management of Thomas Group appreciates your participation in the call today.  If you need additional information, please do not hesitate to get in touch with us.  If you missed any part of this call or have an associate who was not able to listen to the call, a replay line will be available by 5 P.M. Central Time today and will run for at least 30 days.  U.S. callers may call (877) 919-4059 and international callers may call (334) 323-7226.  The conference call replay pass code is 17760445 and then press the “#” key.  Thank you again for your interest in Thomas Group and have a great day.

Operator

Thank you ladies and gentlemen for your participation in today’s teleconference.  You may now disconnect.